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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-131045


PROSPECTUS SUPPLEMENT NO. 4
(TO PROSPECTUS DATED APRIL 10, 2006)


                           HEALTH FITNESS CORPORATION

                        6,681,000 SHARES OF COMMON STOCK

         This Prospectus Supplement No. 4 should be read in conjunction with the prospectus dated April 10, 2006 (as previously supplemented by prospectus supplements dated April 11, 2006, May 16, 2006 and August 14, collectively, the "Prospectus") relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 6,681,000 shares of the common stock of Health Fitness Corporation. We will not receive any of the proceeds from the sale of the common stock covered by the Prospectus.

         On September 28, 2006, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K with respect to the appointment of Gregg O. Lehman as a director.

         The information contained in this Prospectus Supplement No. 4, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus.

         INVESTING IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES RISK.
         SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS DATED
          APRIL 10, 2006, TOGETHER WITH ANY ADDITIONAL OR MODIFIED RISK
              FACTORS CONTAINED IN SUPPLEMENTS TO SUCH PROSPECTUS.

                               -----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 4. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

       THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 4 IS SEPTEMBER 28, 2006.

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================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 22, 2006

                           Health Fitness Corporation
             (Exact name of Registrant as Specified in its Charter)

                                    Minnesota
                 (State or Other Jurisdiction of Incorporation)


         0-25064                                                41-1580506
(Commission File Number)                                       (IRS Employer
                                                            Identification No.)

                      3600 American Boulevard W., Suite 560
                          Minneapolis, Minnesota 55431
              (Address of Principal Executive Offices and Zip Code)

                                 (952) 831-6830
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


================================================================================

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

         On September 25, 2006, Health Fitness Corporation announced that Gregg
O. Lehman, PhD, a nationally-recognized leader in the health management sector of the health care industry, was appointed to its board of directors effective immediately. The full text of the press release is set forth in Exhibit 99.1 attached hereto and is incorporated in this Report as if fully set forth herein. At this time, the board of directors has not determined board committee memberships for Mr. Lehman.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial statements: None.

         (b)      Pro forma financial information:  None.

         (c)      Shell Company Transactions.  None

         (d)      Exhibits:

                  Exhibit 99.1 Press release dated September 25, 2006.





                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 27, 2006

                                           HEALTH FITNESS CORPORATION

                                           By  /s/ Wesley W. Winnekins
                                              ---------------------------------
                                              Wesley W. Winnekins
                                              Chief Financial Officer

                                  EXHIBIT INDEX

                           Health Fitness Corporation
                             Form 8-K Current Report




Exhibit Number             Description
--------------             -----------

    99.1                   Press release dated September 25, 2006.

                                                                   EXHIBIT 99.1


FROM:    Health Fitness Corporation
         3600 American Boulevard West, Suite 560 o Minneapolis, Minnesota 55431

CONTACT: Wes Winnekins, CFO
         952.897.5275 o wes.winnekins@hfit.com

         Dennis McGrath o 651-646-4115 o dennis@mcgrath-bucklely.com


HEALTH MANAGEMENT INDUSTRY LEADER GREGG LEHMAN JOINS HEALTH FITNESS CORPORATION'S BOARD OF DIRECTORS

MINNEAPOLIS, Sept. 25 -- Gregg O. Lehman, a nationally recognized leader in the health management sector of the health care industry, has been elected to the board of directors of Health Fitness Corporation (OTC Bulletin Board: HFIT -
News).

Lehman, who has 20 years of executive level experience in the healthcare industry, currently serves as chairman, president and CEO of INSPIRIS, a Nashville-based specialty care management company that provides care to frail Medicare Advantage members in long term care facilities.


Previously, he was president and CEO of Gordian Health Solutions, Inc. a Nashville company dedicated to improving the health of employees and dependents for employees and health plans. Earlier, he served as president and CEO of the National Business Coalition of Health, a Washington D.C.-based movement of 90 employer led coalitions seeking better quality and more cost effective healthcare for employees. He has held similar leadership positions with other major health centers, healthcare purchasing organizations and a strategic healthcare consulting firm.


From 1976 to 1985, Lehman served, in succession, as vice president of business administration/development, executive vice president and then president of Taylor University, a private undergraduate liberal arts university in Indiana with over 2,500 students and 35 employees. He has a Ph.D. and an M.S. from Purdue University in Higher Education Administration with minors in Economics and Finance and a B.S. in Business Management and Marketing from Indiana University. He has won numerous honors in the health care industry and serves on boards of a large number of educational and patient care associations and councils. He has also authored many professional articles on employee health benefit issues.


"Health Fitness Corporation is pleased to have a nationally recognized health care executive such as Gregg Lehman, join its board," said HFC board chair Mark
W. Sheffert. "We are most eager to add his extraordinary expertise and experience to the governance and direction of this company, as HFC continues its rapid expansion beyond fitness management into employee-employer focused comprehensive health management services."


About The Company

Health Fitness Corporation is a leading provider of fitness and health management services to corporations, hospitals, and communities. Serving clients for over 30 years, HFC provides fitness and health management services to more than 400 on-site and remote locations across the U.S. and Canada. For more information about Health Fitness Corporation, go to http://www.hfit.com.